Exhibit 5.1

787 Seventh Avenue
New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

March 7, 2007

Ventas, Inc.

10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

Ladies and Gentlemen:

We have acted as counsel to Ventas, Inc. (“Ventas”), a Delaware corporation, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,708,279 shares (the “Shares”) of its common stock, par value $.25 per share (“Common Stock”), and additional shares of Common Stock as may be issued to the selling stockholder who acquired the Shares in a private transaction (the “Selling Stockholder”) because of any future stock dividends, stock distributions, stock splits or similar capital readjustments. The Shares may be offered for the account of the Selling Stockholder after the Registration Statement on Form S-3 of Ventas to which this opinion is an exhibit (the “Registration Statement”) becomes effective.

We have examined copies of: (i) the Certificate of Incorporation of Ventas, as amended; (ii) the Third Amended and Restated Bylaws of Ventas; and (iii) the Registration Statement and the Prospectus included therein (the “Prospectus”). We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures, the capacity of each party (excluding Ventas) executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of Ventas and public officials.

Based on the foregoing, we are of the opinion that:

1.	Ventas is validly existing as a corporation under the laws of the State of Delaware.

2.	The Shares are duly authorized and are validly issued, fully paid and nonassessable.

This opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware, which includes the statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such provisions.

NEW YORK    WASHINGTON, D C    PARIS    LONDON    MILAN    ROME    FRANKFURT     BRUSSELS

Ventas, Inc.

March 7, 2007

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Validity of Securities” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP